Exhibit 99.1

GM Statement on the Retirement of Kent Kresa

For release August 3, 2010

General Motors Co. today announced that Kent Kresa has retired from the company’s board of directors. In accordance with company guidelines, members are ineligible for re-election after the age of 72.

Kresa, 72, was appointed to the board of the old GM in October 2003, after retiring as chairman of Northrop Grumman Corp. He served on the board of old GM through July 9, 2009, and was then elected to the board of the new GM on July 10, 2009. During his tenure, he has served on the Investment Fund, Director and Corporate Governance and Audit committees.

“Drawing from his experiences at Northrop, one of the world’s leading aeronautics companies, Kent was adamant that GM keep up with or lead key technological advances for the industry. And that’s one of our biggest strengths today,” said GM Chairman and CEO, Ed E. Whitacre, Jr.

“Having led Northrop through crisis and renewal, Kent provided calm leadership and sensible guidance as the GM’s interim Chairman during what was a period of intense change, challenge and uncertainty for the company,” Whitacre said. “We thank Kent with enormous gratitude for his dedicated service and many contributions to GM.”

Reneé Rashid-Merem

Phone 313-665-3128

Mobile 313-701-8560

Renee.rashid-merem@gm.com